EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Aprea Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity(3)	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	2,874,377	$0.46	$1,322,213.42	.00011020	$145.71

Total Offering Amounts							$145.71
Total Fee Offsets							$--
Net Fee Due							$145.71

(1)	The number of shares of common stock, par value $0.001 per share (the “Common Stock”), of Aprea Therapeutics, Inc., a Delaware corporation (the “Registrant”), available for issuance under the Aprea Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) is subject to an automatic annual increase on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2020, and continuing until (and including) the fiscal year ending December 31, 2029, with such annual increase equal to the lesser of (i) 5,000,000 shares of Common Stock, (ii) 4% of the number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by the Board of Directors of the Registrant (the “2019 Plan Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the 2019 Plan was automatically increased by 874,377 shares effective January 1, 2022, which is equal to 4% of the total number of shares of Common Stock outstanding as of December 31, 2021. This Registration Statement registers the 874,377 additional shares of Common Stock available for issuance under the 2019 Plan as of January 1, 2022 as a result of the 2019 Plan Evergreen Provision. In addition, this Registration Statement also registers 2,000,000 additional shares of Common Stock which were approved by the Company’s stockholders at its 2022 Annual Meeting held on July 28, 2022. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.46 per share represents the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on December 13, 2022.